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Exhibit 3.38

CERTIFICATE OF INCORPORATION

OF

WBP LEASING, INC.

Article One

        The name of the corporation is WBP LEASING, INC.

Article Two

        The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Four

        The total number of shares of stock which the corporation shall have authority to issue is 10,000 shares of common stock, and the par value of each such share is $0.01.

Article Five

        The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Mitchell A. Tiras	3400 Texas Commerce Tower 600 Travis Houston, TX 77002

Article Six

        The names and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of stockholders or until their successor or successors are elected and qualified is as follows:

NAME	MAILING ADDRESS
David M. Cornell	4801 Woodway, Suite l00E Houston, Texas 77056-1805
William J. Schoeffield, Jr.	4801 Woodway, Suite 100E Houston, Texas 77056-1805
Steven W. Logan	4801 Woodway, Suite 100E Houston, Texas 77056-1805
Marvin W. Wiebe, Jr.	4801 Woodway, Suite 100E Houston, Texas 77056-1805

Article Seven

        Directors need not be elected by written ballot unless required by the bylaws of the corporation.

Article Eight

        In furtherance and not in. limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal bylaws of the corporation.

Article Nine

        The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

Article Ten

        No director shall personally be liable to the corporation or the stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law or other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or such other applicable law, as so amended. Any repeal or modification of this article by the stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

        I, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of August, 1997.

/s/ MITCHELL A. TIRAS Mitchell A. Tiras

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CERTIFICATE OF INCORPORATION OF WBP LEASING, INC.